SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                          BATTLE MOUNTAIN GOLD COMPANY

                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 27, 1998

TO THE STOCKHOLDERS OF
BATTLE MOUNTAIN GOLD COMPANY:

     The Annual Meeting of Stockholders of Battle Mountain Gold Company, a Nevada corporation (the "Company"), will be held at the Sheraton Centre, 123 Queen Street West, Toronto, Ontario, Canada, on Monday, April 27, 1998, at 11:30 a.m., Toronto time, for the following purposes:

     1. To elect three Class I directors to serve for the applicable term of office and until their successors are duly elected and qualified;

     2.  To approve the Company's 1997 Incentive Bonus Plan;

     3. To ratify the appointment of Price Waterhouse LLP as the independent public accountants for the Company for the 1998 fiscal year; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on March 10, 1998, as the record date for determining Stockholders entitled to notice of and to vote at the meeting.

     You are cordially invited to attend the meeting in person; however, to assure your representation at the meeting, you are urged to mark, sign, date and return the accompanying proxy as soon as possible in the postage-prepaid envelope provided for that purpose.

                                            By Order of the Board of Directors

                                                     Greg V. Etter
                                                General Counsel and Secretary

March 16, 1998
333 Clay Street, 42nd Floor
Houston, Texas 77002

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement and the accompanying proxy card are being mailed to Stockholders (defined below) on or about March 16, 1998. They are furnished in connection with the solicitation of proxies by the Board of Directors of Battle Mountain Gold Company (the "Company") for use at the Annual Meeting of Stockholders to be held on April 27, 1998 at 11:30 a.m., Toronto, Canada time, or at any adjournment or postponement thereof for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. This Annual Meeting is the second to be held subsequent to the July 1996 combination (the "Combination") of the Company and Hemlo Gold Mines Inc. ("Hemlo Gold"), an Ontario corporation that changed its name to Battle Mountain Canada Ltd. ("BMC"). All of the shares of common stock of BMC are owned by the Company. Holders of Exchangeable Shares of BMC ("Exchangeable Shares") are entitled, through a voting trust, to vote at the Annual Meeting of the Company.

                            VOTING AND SOLICITATION

     In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram or personal interview by regular employees of the Company. The Company has retained Georgeson & Company Inc. on customary terms and at a fee estimated not to exceed $10,000, plus reasonable expenses, to assist in soliciting proxies in the United States. The Company will pay all costs of soliciting proxies. The Company will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, in accordance with applicable requirements of the Securities and Exchange Commission, the New York Stock Exchange, the Canadian securities commissions and The Toronto Stock Exchange.

     All duly executed proxies received prior to the meeting will be voted in accordance with the choices specified thereon. As to any matter for which no choice has been specified in a duly executed proxy, the Shares (defined below) represented thereby will be voted for the election as directors of the nominees listed herein, to approve the Company's 1997 Incentive Bonus Plan, for ratification of Price Waterhouse LLP as the Company's independent public accountants for 1998 and, in the discretion of the persons named in the proxy, in connection with any other business that may properly come before the meeting.

     The Exchangeable Shares issued in connection with the Combination entitle holders to dividend and other rights economically equivalent to Common Stock (defined below), including the right pursuant to a Voting, Support and Exchange Trust Agreement dated July 19, 1996 (the "Voting Agreement") to vote at
Company Stockholder meetings, and are exchangeable at the option of the holders into Common Stock on a one-for-one basis. The Trustee holds one share of Special Voting Stock, par value $0.10 per share, of the Company (the "Special Voting Stock") that is entitled to a number of votes at meetings of holders of Common Stock equal to the number of Exchangeable Shares outstanding as of the Record Date for each such meeting ("Exchange Votes") held by persons other than the Company and certain of its subsidiaries (those subsidiaries precluded from voting any Common Stock under applicable Nevada law). Pursuant to the Voting Agreement, each holder of Exchangeable Shares is entitled to instruct the Trustee as to the voting of the number of votes attached to the Special Voting Stock represented by such holder's Exchangeable Shares. The Trustee will exercise each vote attached to the Special Voting Stock only as directed by the relevant holder, and in the absence of instructions from a holder as to voting will not exercise such votes. A holder may instruct the Trustee to give a proxy to such holder entitling the holder to vote personally such holder's relevant number of votes or to grant to the Company's management a proxy to vote such votes. The Trustee has furnished (or caused the Company to furnish) this Proxy Statement and certain related materials to the holders of Exchangeable Shares.

     The Common Stock and the Special Voting Stock vote together as a single class. As to each matter presented to a vote of Stockholders of the Company, each share of Common Stock is entitled to one vote per share and the one share of Special Voting Stock is entitled to the number of Exchange Votes determined as of the Record Date for each Stockholder meeting. The quorum requirement for transaction of business at the meeting is the presence in person or by proxy of a majority of the outstanding Shares (defined below). Shares represented by proxies that reflect abstentions and Shares referred to as "broker non-votes" (I.E., Shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

                            REVOCABILITY OF PROXIES

     A Stockholder giving a proxy may revoke it at any time before it is voted at the meeting by filing with the Secretary of the Company at the Company's address shown on the accompanying notice an instrument revoking the proxy, by delivering a duly executed proxy bearing a later date or by appearing at the meeting and voting in person.

                   RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

     As of March 10, 1998, the Record Date for determining Stockholders entitled to vote at the meeting, there were 124,121,250 shares of common stock, par value $0.10 per share, of the Company (the "Common Stock") outstanding and entitled to vote at the Annual Meeting and 105,632,915 shares of Exchangeable Shares outstanding and entitled to vote at the Annual Meeting through the exercise by CIBC Mellon Trust Company, a trust company existing under the laws of Canada (the "Trustee"), of certain voting rights under the Voting Agreement, for an aggregate of 229,754,165 shares outstanding and entitled to vote at the Annual Meeting (all shares being referred to herein as "Shares" and all holders thereof being referred to as "Stockholders" of the Company).

     The Company's Annual Report to Stockholders, including financial statements, for the year ended December 31, 1997, accompanies the proxy materials being mailed to all Stockholders. The Annual Report is not a part of this proxy solicitation material.

                      REDUCTION IN THE NUMBER OF DIRECTORS

     Prior to the Combination, the number of directors constituting the entire Board of Directors of the Company was fixed at nine. Such number subsequently was increased to twelve directors pursuant to the terms of the Combination. The current Board of Directors, by a unanimous vote, has determined that it would be more effective in the future and in the best interest of the Company to reduce the size of the Board of Directors to ten to approximate the size of the Board of Directors of the Company immediately prior to the Combination. Pursuant to this reduction, one Class I position and one Class II position have been eliminated. In order to facilitate such reduction in the number of directors, Ted H. Pate (Class I) will not stand for relection at the expiration of his term this year, and E. Courtney Pratt (Class II) has resigned effective March 15, 1998.

                                  PROPOSAL ONE
                          ELECTION OF THREE DIRECTORS

     Unless contrary instructions are set forth in the proxy, it is intended that the persons named in the proxy will vote all Shares represented by the proxy for the election of Mr. Kerr, Ms. Mogford and Mr. Wise as Class I directors. Mr. Kerr, Ms. Mogford and Mr. Wise are presently members of the Board of Directors of the Company.

     The Company's Restated Articles of Incorporation provide for the classification of the Board of Directors into three classes having staggered terms of three years each. The three directors elected at the Annual Meeting will each serve for a term of three years ending in 2001. Should any nominee become unavailable for election, the Board of Directors of the Company may designate another nominee, in which case the persons acting under duly executed proxies will vote for the election of the replacement nominee. Management is not aware of any circumstances likely to render any nominee unavailable. Election of directors will be by a plurality of the votes cast. Broker non-votes and abstentions will have no effect on the outcome of the election.

     The present terms of office of the seven directors named below whose terms will continue after this meeting expire in 1999 for Class II directors and in 2000 for Class III directors, as indicated.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE THREE NOMINEES.

                             BACKGROUND OF NOMINEES

     The following sets forth information concerning the three nominees for election as Class I directors at the meeting, including information as to each nominee's age as of March 10, 1998, position with the Company and business experience during the past five years.

[PHOTO OF NOMINEE]                DAVID W. KERR has served as Chief
                                  Executive Officer of Noranda Inc. (an
                                  integrated natural resources company
                                  and the Company's principal
                                  stockholder, "Noranda") since 1990
                                  and as its President since November
                                  1997. From April 1995 until November
                                  1997, he also served as Chairman of
                                  the Board of Noranda. Mr. Kerr became
                                  a director of the Company in July
                                  1996 by being designated by Hemlo
                                  Gold in connection with the
                                  Combination, and he serves on the
                                  Company's Environmental, Safety and
                                  Health Committee. Mr. Kerr is also a
                                  director of Noranda and EdperBrascan
                                  Corporation. He is 54 years old.

[PHOTO OF NOMINEE]                MARY MOGFORD is co-owner of Mogford
                                  Campbell Associates, a business and
                                  financial consulting firm in Ontario.
                                  She was formerly Ontario's Deputy
                                  Minister of Treasury and Economics
                                  (Finance) and Deputy Minister of
                                  Natural Resources. Ms. Mogford became
                                  a director in July 1996 by being
                                  designated by Hemlo Gold in
                                  connection with the Combination, and
                                  she serves on the Company's Compensa-
                                  tion and Stock Option Committee and
                                  on the Company's Corporate Governance
                                  and Nominating Committee. She is 53
                                  years old.

[PHOTO OF NOMINEE]                WILLIAM A. WISE has served as
                                  President and Chief Executive Officer
                                  of El Paso Energy Corporation (an
                                  integrated energy company) since
                                  January 1990 and as its Chairman of
                                  the Board since January 1994. Mr.
                                  Wise has been a director of the
                                  Company since 1994, and he currently
                                  serves as Chairman of the Company's
                                  Compensation and Stock Option
                                  Committee. He is 52 years old.

          BACKGROUND OF DIRECTORS WITH TERMS EXPIRING IN 1999 AND 2000

     The following sets forth information concerning the seven directors of the Company whose present terms will continue until 1999 for Class II directors or 2000 for Class III directors, including information as to each director's age as of March 13, 1998, position with the Company and business experience during the past five years.

IAN D. BAYER became President and                 [PHOTO OF NOMINEE]
Co-Chief Executive Officer of the
Company in July 1996 following the
Combination and was named President
and Chief Executive Officer in
February 1997. He serves on the
Executive Committee. Prior to joining
the Company, Mr. Bayer had served as
Director and President and Chief
Executive Officer of Hemlo Gold since
July 1991. Mr. Bayer became a
director of the Company in July 1996
by being designated by Hemlo Gold in
connection with the Combination, and
his present term expires in 1999
(Class II). He is 58 years old.

DOUGLAS J. BOURNE was Chairman of the             [PHOTO OF NOMINEE]
Board and Chief Executive Officer of
the Company until his retirement in
April 1990. Mr. Bourne serves as
Chairman of the Company's Executive
Committee and is a member of the
Company's Environmental, Safety and
Health Committee. Mr. Bourne has been
a director of the Company since its
formation, and his present term
expires in 2000 (Class III). He is
also a director of Potash Corporation
of Saskatchewan, Inc. (mining and
processing of potash and manufacture
of fertilizers). He is 75 years old.

DAVID L. BUMSTEAD joined Noranda in               [PHOTO OF NOMINEE]
1963 and assumed his current position
as Executive Vice President in 1995.
Prior to that, he served as Executive
Vice President, Marketing and Finance
of Noranda Minerals Inc. Mr. Bumstead
also has served as Chairman of Kerr
Addison Mines Limited and President
of Brenda Mines Ltd. since 1992. Mr.
Bumstead became a director in July
1996 by being designated by Hemlo
Gold in connection with the
Combination, and his present term
expires in 2000 (Class III). Mr.
Bumstead is a member of the Company's
Audit Committee. He is 56 years old.

DELO H. CASPARY has been engaged for              [PHOTO OF NOMINEE]
more than five years in managing his
personal investments. He became a
director of the Company in 1985, and
his present term expires in 2000
(Class III). He currently serves on
the Company's Environmental, Safety
and Health Committee. He is 72 years
old.

[PHOTO OF DIRECTOR]               CHARLES E. CHILDERS has served as
                                  Chairman of the Board, President and
                                  Chief Executive Officer of Potash
                                  Corporation of Saskatchewan, Inc.
                                  (mining and processing of potash and
                                  manufacture of fertilizers) since
                                  1990. He became a director of the
                                  Company in 1993, and his present term
                                  expires in 1999 (Class II). Mr.
                                  Childers serves on the Company's
                                  Compensation and Stock Option Commit-
                                  tee and on the Company's Corporate
                                  Governance and Nominating Committee.
                                  He is 65 years old.

[PHOTO OF DIRECTOR]               KARL E. ELERS is the non-executive
                                  Chairman of the Board of the Company
                                  and is a member of the Company's
                                  Executive Committee. Mr. Elers
                                  retired from his executive officer
                                  position of Chairman of the Board and
                                  Co-Chief Executive Officer at the end
                                  of February 1997, a position he
                                  assumed in July 1996. From April 1990
                                  through July 1996, he was Chairman of
                                  the Board and Chief Executive Officer
                                  of the Company; and from April 1988
                                  until April 1990, he was President
                                  and Chief Operating Officer of the
                                  Company. Mr. Elers became a director
                                  in 1987, and his present term expires
                                  in 1999 (Class II). He is 59 years
                                  old.

[PHOTO OF DIRECTOR]               JAMES W. MCCUTCHEON, Q.C. is Counsel
                                  in Toronto to the law firm of
                                  McCarthy Tetrault. Mr. McCutcheon
                                  became a director in July 1996 by
                                  being designated by Hemlo Gold in
                                  connection with the Combination, and
                                  his present term expires in 2000
                                  (Class III). He serves as Chairman of
                                  the Company's Audit Committee. Mr.
                                  McCutcheon is also a director of
                                  Noranda Inc. He is 61 years old.

                       BOARD ORGANIZATION AND COMMITTEES

     The Company's Executive Committee is composed of Messrs. Bourne (Chairman), Bayer and Elers. The Executive Committee may exercise the powers of the Board of Directors at times when the Board is not in session.

     The Audit Committee (formerly known as the Finance and Audit Committee) of the Board is composed of Messrs. McCutcheon (Chairman) and Bumstead, neither of whom is an employee of the Company. The Audit Committee provides oversight of the Company's performance in fulfilling its responsibility to maintain an organization which is capable of conducting the financial business of the Company and to maintain an internal control environment necessary to conduct and properly report the Company's business. The Audit Committee also recommends the appointment of independent public accountants to conduct audits of the Company's financial statements, reviews with the independent accountants the plan and results of the auditing engagement and evaluates the independence of the accountants.

     The Compensation and Stock Option Committee is composed of Messrs. Wise (Chairman) and Childers and Ms. Mogford, none of whom is an employee of the Company. The Compensation and Stock Option Committee approves, or in some cases recommends to the Board, remuneration arrangements and compensation plans involving the Company's directors, executive officers and other key employees.

     The Environmental, Safety and Health Committee (formerly known as the Environmental Affairs and Ethics Committee) of the Board of Directors of the Company is composed of Messrs. Caspary (Chairman),

Bourne and Kerr. The Environmental, Safety and Health Committee oversees the Company's environmental and legal compliance programs.

     The Board of Directors recently formed a Corporate Governance and Nominating Committee composed of Mr. Childers and Ms. Mogford. The Corporate Governance and Nominating Committee was established to address issues related to the composition of the Board and assist the Chairman of the Board in overseeing the operation of the Board in discharging its mandate and responsibilities.

     During 1997, the Board of Directors held seven meetings, the Audit Committee and the Compensation and Stock Option each met on three occasions, and the Environmental, Safety and Health Committee met on two occasions. All directors with the exception of Mr. Wise attended at least 75 percent of the aggregate number of meetings of the Board of Directors and the committees on which they served.

                           COMPENSATION OF DIRECTORS

     Each director, other than those who are regularly employed officers of the Company or its subsidiaries, receives a director's fee of $15,000 per annum and an additional fee of $750 per day for attendance at meetings of the Board or its committees. Directors are also reimbursed for their travel and other expenses involved in attendance at Board and committee meetings. Pursuant to the terms of the Company's 1988 Deferred Income Stock Option Plan (the "DISOP"), a director may elect to receive a non-qualified stock option in lieu of up to 100 percent of the director's fee and per diem fees for attending Board or committee meetings. To participate, the director selects an option strike price at a discount from the then-current market value of the Common Stock and receives options on a number of shares such that the aggregate discount is equal to the amount of fees forgone. Mr. Wise participated in the DISOP in 1997, acquiring an option to purchase 20,250 shares of Common Stock at an exercise price of $6.075 per share. Under the Company's Nonqualified Stock Option Plan for Outside Directors, individuals who become nonemployee directors of the Company are automatically granted an initial option to purchase 5,000 shares of Common Stock on the date they become nonemployee directors. On the date of the annual meeting of each year following the grant of the initial option, each incumbent nonemployee director is granted an additional option to purchase 1,500 shares of Common Stock. Each option granted pursuant to the Nonqualified Stock Option Plan for Outside Directors has an exercise price per share equal to the market value of a share of Common Stock on the date the option is granted, and such options are not exercisable until one year from the date of grant. Directors who are not also executive officers are not eligible to participate in any other benefit plan of the Company.

     The Chairman of the Board, Mr. Elers, retired as an executive officer of the Company on February 28, 1997, and entered into a Consulting Agreement with the Company. Pursuant to the agreement, Mr. Elers consulted with and advised the officers, directors and other representatives of the Company through the end of 1997. The Company paid Mr. Elers $20,000 per month for his consulting services and reimbursed expenses (including meals, lodging, transportation, automobile mileage, telephone and other out-of-pocket expenses) reasonably incurred in the performance of such services. In 1998, Mr. Elers will receive a fee of $6,250 per month for his service as non-executive Chairman of the Board.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     Set forth in the table below is the total number of Shares beneficially owned as of March 10, 1998, by each of the Company's directors and nominees, each of the executive officers named in the Summary Compensation Table below (including one who retired from the Company during 1997), holders of more than 5 percent of the Shares and all directors and executive officers as a group (including the retiree). Except as otherwise indicated, all such Shares are owned directly, and the indicated owner has sole voting and investment power with respect to such Shares.

                                        NUMBER OF         PERCENTAGE
                NAME                      SHARES           OF CLASS+
-------------------------------------   ----------        -----------
Ian Atkinson.........................       86,689(1)        *
Ian D. Bayer.........................      209,367(2)        *
Joseph J. Baylis.....................       75,608(3)        *
Douglas J. Bourne....................      147,540(4)        *
David L. Bumstead....................   65,249,026(5)(6)      28.4%
Delo H. Caspary......................       54,000(5)        *
Charles E. Childers..................       15,000(7)        *
Karl E. Elers........................      519,831(8)        *
Stan M. Haley........................       30,664(9)        *
David W. Kerr........................   65,249,026(6)(10)     28.4%
John A. Keyes........................       82,393(11)       *
James W. McCutcheon..................        6,500(5)        *
Mary Mogford.........................        8,500(10)       *
Ted H. Pate..........................       96,146(12)       *
E. Courtney Pratt....................   65,247,526(6)         28.4%
William A. Wise......................       69,500(5)        *
All directors and executive officers
  as a group (20 persons)............   66,782,309(13)        29.1%
Noranda Inc..........................   65,242,526(14)        28.4%
------------
 (+) Includes Common Stock and Exchangeable Shares (which are convertible into
     Common Stock on a one-for-one basis).

  *  Less than 1%

 (1) Includes 2,233 shares of Exchangeable Shares held indirectly through a savings plan; 40,700 shares of Common Stock or Exchangeable Shares issuable upon the exercise of stock options acquired under a Hemlo Gold option plan; and 43,000 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

 (2) Includes 3,377 shares of Exchangeable Shares held indirectly through a savings plan; 125,800 shares of Common Stock or Exchangeable Shares issuable upon the exercise of stock options acquired under a Hemlo Gold option plan; and 79,000 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

 (3) Includes 38,480 shares of Common Stock or Exchangeable Shares issuable upon the exercise of stock options acquired under a Hemlo Gold option plan; and 33,000 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

 (4) Includes 750 shares of Common Stock jointly owned by Mr. Bourne and his wife, and 15,000 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

 (5) Direct holdings consist of shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

 (6) Includes 65,242,526 shares of Exchangeable Shares (or approximately 28% of the Shares) beneficially owned by Noranda. Although the director is an executive officer, director or both of Noranda and may be deemed to be a beneficial owner of these Shares, the director disclaims such beneficial ownership.

 (7) Includes 12,500 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

 (8) Includes 431,111 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

 (9) Includes 30,000 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

(10) Includes 6,500 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(11) Includes 160 shares of Exchangeable Shares held indirectly through a savings plan; 38,480 shares of Common Stock or Exchangeable Shares issuable upon the exercise of stock options acquired under a Hemlo Gold option plan; and 43,000 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's options plans.

(12) Includes 90,000 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

(13) Includes 5,770 shares of Exchangeable Shares held indirectly through a savings plan, 997,345 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans, 243,460 shares of Common Stock or Exchangeable Shares issuable upon the exercise of stock options acquired under a former Hemlo Gold option plan and 65,242,526 Exchangeable Shares beneficially owned by Noranda. If the Shares owned by Noranda, as to which beneficial ownership is disclaimed, were excluded, then the total number of Shares owned by the group would be 1,539,783 (or 0.7%).

(14) Consists of Exchangeable Shares. The address of the holder is BCE Place, 181 Bay Street, Suite 4100, Toronto, Ontario M5J 2T3. These shares are owned directly by Kerr Addison Mines Limited, which has filed a Schedule 13D with several other reporting persons: Noranda Inc. (its direct and indirect 100 percent parent), Brenda Mines Ltd., EdperBrascan Corporation, and Partners Limited. All of these entities have the address shown above, except for Kerr Addison Mines and Brenda Mines, whose address is One Adelaide Street East, Suite 2700, Toronto, Ontario, M5C 2Z6. The Exchangeable Shares vote through the Voting Agreement (whose Trustee is CIBC Mellon Trust Company, 393 University Ave., Lower Level, Toronto, Ontario M5G 2M7) covering the one share of Special Voting Stock, as described in the introduction to this Proxy Statement.

                             EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE -- The table set forth below contains information regarding compensation for services in all capacities to the Company for 1997, 1996 and 1995 of (i) the individual who served as the chief executive officer of the Company during 1997, (ii) the other four most highly compensated executive officers of the Company at December 31, 1997, and (iii) one additional individual who served as Co-Chief Executive Officer for a portion of the year. The format and the information presented are as prescribed in rules of the Securities and Exchange Commission.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                                                   -----------------------------------
                                                                                           AWARDS             PAYOUTS
                                                     ANNUAL COMPENSATION           -----------------------   ---------
                                              ----------------------------------   RESTRICTED   SECURITIES     LTIP      ALL OTHER
         NAME AND PRINCIPAL                                         OTHER ANNUAL     STOCK      UNDERLYING    PAYOUTS   COMPENSATION
              POSITION                 YEAR    SALARY      BONUS    COMPENSATION     AWARDS      OPTIONS        (1)         (2)
-------------------------------------  ----   ---------  ---------  ------------   ----------   ----------   ---------  ------------
Ian D. Bayer(3)                        1997   $ 353,884  $ 123,859     $   --           --         97,000           --   $   47,104
  President and Chief                  1996     253,835    126,620         --           --        315,000           --       62,740
  Executive Officer                    1995     194,210     46,610         --           --         74,000           --           --
Ian Atkinson(3)                        1997     212,330     59,452         --           --         45,600           --       21,723
  Senior Vice President --             1996     146,618     48,573         --           --        152,000           --       33,605
  Exploration                          1995      95,273     23,400      5,178           --         25,900           --           --
Joseph J. Baylis(3)(4)                 1997     161,315     45,168         --           --         45,600           --       39,291
  Senior Vice President --             1996     102,145     28,819         --           --         99,000           --           --
  Corporate Development                1995      92,708     28,948         --           --         25,900           --           --
John A. Keyes(3)                       1997     202,330     56,652         --           --         45,600           --       27,137
  Senior Vice President --             1996     138,271     46,124         --           --        152,000           --       14,377
  Operations                           1995     101,296     19,167         --           --         25,900           --           --
Stanford M. Haley(5)                   1997     146,172     40,928         --           --         57,000           --       22,816
  Vice President --
  Human Resources
Karl E. Elers(6)                       1997     112,088     21,700         --           --          1,500           --    1,692,019
  Former Chairman of the               1996     365,031    111,649         --           --        315,000      471,436       65,634
  Board and Co-Chief                   1995     351,575    167,064         --           --         57,200      579,962       97,244
  Executive Officer

------------

(1) Amounts represent the cash and market value of Common Stock distributed in respect of performance units granted under the Company's 1988 Long-Term Performance Unit Plan and Amended and Restated 1994 Long-Term Incentive Plan for the three-year performance periods ended June 30, 1995 (1995 figures) and June 30, 1998 (1996 figures). The 1995 payments were in the form of cash and stock

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)
    and were paid half in 1995 and half in 1996. The 1996 payments were the result of accelerated payments under change-in-control provisions. See
    " -- Change-in-Control Arrangements."

(2) The amounts shown for 1997 consist of (a) the Company's contributions (vested and unvested) under the Company's Savings Plan and a related contribution equalization plan of $4,800 and $7,785 for Mr. Bayer; $4,679 and $2,515 for Mr. Atkinson; $3,882 and $0 for Mr. Baylis; $4,638 and $2,147 for Mr. Keyes; $3,332 and $864 for Mr. Haley; and $4,843 and $598 for Mr. Elers; (b) the benefit to the executive officer of the premiums paid by the Company during 1997 under the Company's split-dollar life insurance program of $22,345 for Mr. Bayer, $9,647 for Mr. Atkinson, $11,003 for Mr. Baylis, $14,465 for Mr. Keyes, $15,074 for Mr. Haley, and $31,423 for Mr. Elers; (c) the Company's payment of premiums on long-term disability insurance policies of $12,174 for Mr. Bayer, $4,882 for Mr. Atkinson, $2,391 for Mr. Baylis, $5,887 for Mr. Keyes, and $3,546 for Mr. Haley; (d) a relocation allowance of $22,015 for Mr. Baylis and (e) a severance payment of $1,655,155 to Mr. Elers.

(3) Dollar amounts for 1996 consist of a combination of U.S. and Canadian dollar amounts. Dollar amounts for 1996 and 1995 are represented in U.S. dollars using the exchange rates on December 31, 1996 and December 31, 1995 of US$1.00 = C$1.3706 and US$1.00 = C$1.3645, respectively. Securities underlying options include options awarded under a former Hemlo Gold stock option plan. These figures have been converted based on a 1.48 exchange ratio as if the options had been converted to Company options at the time of grant.

(4) Dollar amounts for 1997 consist of a combination of U.S. and Canadian dollar amounts. Dollar amounts for 1997 are represented in U.S. dollars using the exchange rate on December 31, 1997 of US$1.00 = C$1.4293.

(5) Mr. Haley joined the Company in January 1997.

(6) Mr. Elers retired from executive officer positions as Chairman of the Board and Co-Chief Executive Officer and retired from the Company effective February 28, 1997. He continues to serve the Company as the non-executive Chairman of the Board of Directors. The options which Mr. Elers received during 1997 were pursuant to the Company's Nonqualified Stock Option Plan for Outside Directors.

     OPTION GRANTS TABLE -- The following table shows, as to the executive officers named in the Summary Compensation Table, information regarding stock options granted pursuant to the Company's Amended and Restated 1994 Long-Term Incentive Plan during 1997. All of such options have an exercise price at least equal to the market price on the date of grant. Mr. Elers was not granted an employee option in 1997, but did receive a director option under the Company's Nonqualified Stock Option Plan for Outside Directors.

                                                             INDIVIDUAL GRANTS
                                        -----------------------------------------------------------
                                                         PERCENT OF
                                         NUMBER OF         TOTAL
                                        SECURITIES        OPTIONS                                       GRANT DATE
                                        UNDERLYING       GRANTED TO      EXERCISE                        PRESENT
                                          OPTIONS       EMPLOYEES IN     PRICE PER       EXPIRATION       VALUE
                NAME                    GRANTED(1)          1997           SHARE            DATE           (2)
-------------------------------------   -----------     ------------     ---------       ----------     ----------
Ian D. Bayer.........................      97,000            9.9%           5.125          12/19/07        258,020
Ian Atkinson.........................      45,600            4.6            5.125          12/19/07        121,296
Joseph J. Baylis.....................      45,600            4.6            5.125          12/19/07        121,296
John A. Keyes........................      45,600            4.6            5.125          12/19/07        121,296
Stanford M. Haley....................      27,000            2.7            5.125          12/19/07         71,820
Stanford M. Haley....................      30,000            3.1             6.25            1/6/07         79,800

------------
(1) On December 19, 1997, officers and certain key employees received options to purchase a specified number of shares at $5.125 (the closing price of the Common Stock on December 19, 1997). The options vest 50% on December 19, 1998, and 100% on December 19, 1999. In addition, Mr. Haley received options on January 6, 1997, which vested after one year.

(2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The assumptions used under that model include a volatility of 37.5 percent based on two-year historical volatility of the Common Stock prior to the grant date, a risk-free rate of return of 5.8 percent based on the ten-year zero coupon treasury bond yield at the time of grant, a dividend yield of
    1.0 percent based on the current dividend rate and an option term equal to the full ten-year stated option term. The estimated grant date value does not reflect any discount on account of vesting or forfeiture provisions or prohibitions on transfer.

     OPTION EXERCISES AND YEAR-END VALUE TABLE -- The table set forth below contains information with respect to (i) the unexercised options to purchase Common Stock or in some cases Exchangeable Shares granted in 1997 and prior years under the Company's Amended and Restated 1994 Long-Term Incentive Plan, 1985 Stock Option Plan, 1988 Deferred Income Stock Option Plan and a Hemlo Gold stock option plan to the executive officers named in the Summary Compensation Table and held by them at December 31, 1997, and (ii) the aggregate number of shares acquired by such executive officers upon the exercise during 1997 of options to purchase Common Stock or, in some cases, Exchangeable Shares.

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                        SHARES                     OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                       ACQUIRED                   DECEMBER 31, 1997           DECEMBER 31, 1997(1)
                                          ON       VALUE     ---------------------------   ---------------------------
                NAME                   EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------------  --------   --------   -----------   -------------   -----------   -------------
Ian D. Bayer.........................        0     $     0     204,800        333,000       $    8,681     $  60,625
Ian Atkinson.........................    5,920       9,852      83,700        154,600            5,064        28,500
Joseph J. Baylis.....................    2,960       4,927      71,480        111,600            5,064        28,500
John A. Keyes........................    7,400      12,316      81,480        154,600            5,064        28,500
Stanford M. Haley....................        0           0      30,000         27,000                0        16,875
Karl E. Elers........................        0           0     429,600        236,000                0             0

------------
(1) Based on the closing price of the Common Stock on the New York Stock Exchange Composite Tape on December 31, 1997 ($5.75).

     LONG-TERM INCENTIVE PLAN AWARDS TABLE -- The table set forth below contains information with respect to long-term incentive plan awards granted during 1997 to the executive officers named in the Summary Compensation Table pursuant to the Company's Amended and Restated 1994 Long-Term Incentive Plan. Units awarded are denominated in dollars. The terms of each award provide that at the end of the three-year performance period, the account of the participant will be credited with a dollar amount, not to exceed $1.50 per unit. The amount credited depends on the degree to which performance measures are achieved. The performance measure for the 1997 awards is total stockholder return. The amounts ultimately credited with respect to the 1997 awards are to be determined based on actual results during the three-year period in relation to this target. Payment of the award is to be made over the three-year period following the performance period. Payments may be made in cash, Common Stock, or a combination thereof, as determined by the Compensation and Stock Option Committee. The Compensation and Stock Option Committee has discretion to adjust thresholds and targets during a performance period to take into account special factors.

                                                     PERFORMANCE OR       ESTIMATED FUTURE PAYOUTS UNDER
                                                   OTHER PERIOD UNTIL       NON-STOCK PRICE-BASED PLANS
                                        NUMBER         MATURATION       -----------------------------------
                NAME                   OF UNITS        OR PAYOUT        THRESHOLD      TARGET     MAXIMUM
-------------------------------------  ---------   ------------------   ----------   ----------  ----------
Ian D. Bayer.........................    682,900      January 1, 2000    $ 341,450   $  682,900  $1,024,350
Ian Atkinson.........................    327,800      January 1, 2000      163,900      327,800     491,700
Joseph J. Baylis.....................    265,300      January 1, 2000      132,650      265,300     397,950
John A. Keyes........................    312,200      January 1, 2000      156,100      312,200     468,300
Stanford M. Haley....................    234,100      January 1, 2000      117,050      234,100     351,150
Karl E. Elers........................          0           na                    0            0           0

     RETIREMENT PLAN AND SUPPLEMENTAL AGREEMENTS -- The Company maintains a non-contributory tax-qualified retirement plan generally available to U.S. salaried employees (the "Retirement Plan"). The Retirement Plan is a defined benefit plan under which employer contributions are actuarially determined each year and is administered by an Administrative Committee appointed by the Board of Directors. The amount of an employee's retirement benefit is based on final average compensation (as defined below) and is computed as follows: 1.1 percent of final average compensation for each year of service, plus 0.6 percent of final average compensation in excess of $10,000 per year for each year of service up to a maximum of 35 years.

     The following table shows the estimated annual retirement benefits under the Retirement Plan under the formula described above for eligible employees (including officers) who retire at age 65 (normal retirement age) and have the average compensation levels and years of service specified in the table. The amounts listed in the table are payable for the life of the employee and are not subject to any reduction for Social Security benefits or other offsetting amounts.

                                   PROJECTED RETIREMENT PLAN BENEFIT
                                       AT AGE 65 WITH SERVICE OF
 FINAL AVERAGE      ----------------------------------------------------------------
COMPENSATION(1)     15 YEARS      20 YEARS      25 YEARS      30 YEARS      35 YEARS
---------------     --------      --------      --------      --------      --------
  $   150,000       $ 37,350      $ 49,800      $ 62,250      $ 74,700      $ 87,150
      175,000         43,725        58,300        72,875        87,450       102,025
      200,000         50,100        66,800        83,500       100,200       116,900
      225,000         56,475        75,300        94,125       112,950       131,755(2)
      250,000         62,850        83,800       104,750       125,700(2)    146,650(2)
      300,000         75,600       100,800       126,000(2)    151,200(2)    176,400(2)
      350,000         88,350       117,800       147,250(2)    176,700(2)    206,150(2)
      400,000        101,100       134,800(2)    168,500(2)    202,200(2)    235,900(2)
      450,000        113,850       151,800(2)    189,750(2)    227,700(2)    265,650(2)
      500,000        126,600(2)    168,800(2)    211,000(2)    253,200(2)    295,400(2)
      600,000        152,100(2)    202,800(2)    253,500(2)    304,200(2)    354,900(2)
      700,000        177,600(2)    236,800(2)    296,000(2)    355,200(2)    414,400(2)
      800,000        203,100(2)    270,800(2)    338,500(2)    406,200(2)    473,900(2)
      900,000        228,600(2)    304,800(2)    381,000(2)    457,200(2)    533,400(2)
    1,000,000        254,100(2)    338,800(2)    423,500(2)    508,200(2)    592,900(2)

------------
(1) Final average compensation means the average of covered remuneration for the five consecutive years, out of the ten years immediately preceding retirement, in which the participant's covered remuneration was the highest. Covered compensation includes salary, bonus and most other compensation paid or deferred in the year (including performance unit payments under the Company's 1988 Long-Term Performance Unit Plan and Amended and Restated 1994 Long-Term Incentive Plan but excluding amounts realized from restricted stock and stock options). However, Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code") limits the annual compensation taken into account for an employee under the Retirement Plan. The compensation limit imposed by Section 401(a)(17) is $160,000 for 1998.

(2) Annual benefits under the Retirement Plan are limited to $130,000 for 1998 by Section 415 of the Code.

     The Company has established the Supplemental Executive Retirement Plan ("SERP") for all of its executive officers, including those named in the Summary Compensation Table. For all current executive officers who have not resigned or retired, the SERP provides the benefit the executive would have received under the Retirement Plan in the absence of Code limits, less the amount of the participant's benefit under the Retirement Plan. The SERP credits prior service with Noranda and its affiliates. For active employees, participation in the SERP is contingent upon receipt by the Company of a waiver and release from each participant with regard to any other supplemental unfunded pension benefits such participant might have with the Company. Messrs. Bayer, Atkinson, Baylis and Keyes had 29, 17, 13 and 24 years of credited service with Noranda and its affiliates, respectively. The SERP benefit for Messrs. Bayer, Atkinson, Baylis and Keyes will be reduced by the benefit payable under Noranda's supplemental retirement plan (the "Noranda Plan"), such that the sum of the two benefits equal the SERP benefit. Pursuant to change-in-control provisions contained in the SERP in effect on the date of the Combination, Mr. Elers was credited with four additional years of service under the SERP as a result of the Combination. Mr. Elers received the following annual benefits under the Retirement Plan and SERP, respectively: $30,917 and $132,918.

     In early 1995, the Company established a split-dollar life insurance program covering certain executive officers, including those named in the Summary Compensation Table. This program provides for life insurance coverage with a death benefit of $1,500,000 for each of Mr. Elers and Mr. Bayer, and $750,000 each for Messrs. Atkinson, Baylis, Keyes, and Haley, with the executive to pay the term insurance portion of the premium during a specified period of at least ten years and the Company to pay the balance as long as 10 years or until the executive reaches age 65. The Company retains the right to terminate premium payments under any executive officer's policy prior to the end of the specified period in case of termination of employment, or otherwise upon six months' notice. Upon death or other termination as to any executive officer, the Company will be refunded the aggregate amount of the premium payments made by it in respect of that officer's policy. Pursuant to change-in-control provisions under the split-dollar life insurance program, the Company will continue to make premium payments for Mr. Elers until he reaches age 65.

     EMPLOYMENT AGREEMENTS -- The Company has employment agreements with Messrs. Bayer, Atkinson, Baylis and Keyes under which the Company will pay the executive an amount of severance equal to the amount he would have been entitled to under Ontario law if before July 19, 1999, he is either terminated (other than for "cause") or resigns due to "good reason."

     CHANGE-IN-CONTROL ARRANGEMENTS -- During 1997, the Company performed a comprehensive review of its change-in-control severance program and the change-in-control provisions contained in other agreements, plans or programs of the Company. Upon completion of this review, management made recommendations to the Compensation and Stock Option Committee of the Board of Directors which provided management with additional guidance regarding such change-in-control program and provisions. As a result, the Company's change-in-control severance program was modified with regard to a future change in control of the Company.

     The Company adopted a new change-in-control severance plan in 1997 applicable to its executive officers which provides that, in the event employment terminates (under the terms set forth below) as a result of a change in control of the Company (as defined below), each such executive officer would receive a cash payment equal to two times his or her annual compensation. The covered officers under the plan would receive the payment as a result of involuntary termination (other than for "cause") or for resignation due to "good reason" within a period commencing 120 days prior to the change in control and ending three years after the change in control. In order to be eligible to receive a severance payment under the plan during the 120-day period prior to the change in control, the Company must be contemplating such change in control at the time of the executive officer's termination of employment. The plan also provides for continuation of group life, medical and dental insurance benefits (or equivalent thereof) for a period of 24 months after termination on the same contributory basis as such benefits are provided to active employees of the Company. Participation in this plan is contingent upon receipt by the Company of a waiver and release from each executive officer with regard to any other agreements such officer might have with the Company in connection with change-in-control severance payments and benefits. The employment agreements currently in effect for Messrs. Bayer, Atkinson, Baylis and Keyes contain certain change-in-control severance benefit provisions. In order to participate in the new change-in-control severance plan, these executive officers would be required to waive their rights to their current change-in-control agreements.

     In addition, under the Amended and Restated 1994 Long-Term Incentive Plan, outstanding performance units which have not vested would become immediately payable at the target value of $1.00 per unit pro-rated for the portion of the performance period up to the date of the change in control. For outstanding performance units that have vested but for which payment has not been made, payment would be accelerated in the event of a change in control. The vesting of stock options granted to executive officers under the Amended and Restated 1994 Long-Term Incentive Plan would also accelerate in the event of a change in control.

     After a change in control, the Company would be required to continue making premium payments until the executive officer reaches age 65 under the split-dollar life insurance program. In addition, such executive officers would become fully vested under the SERP as a result of a change in control.

     The severance plan and other change-in-control plans, programs and agreements include provisions for a reduction in payment to avoid payments that are not deductible to the Company under Section 280G of the Internal Revenue Code (the "Code") or are subject to an excise tax under Section 4999 of the Code.

     In connection with the foregoing change-in-control severance plan and other change-in-control plans, programs and provisions, the Company has adopted a new definition of "change in control." The new definition provides that a change in control will occur if (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) except Noranda Inc. is or becomes the "beneficial owner" (as defined in Rule 13d of the Securities Exchange Act of 1934), directly or indirectly, of Company Securities representing 30 percent or more of the combined voting power of the then outstanding Company Securities; (ii) the first purchase of Company Securities pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company); (iii) the approval by the holders of Company Securities of a reorganization, merger, combination or consolidation, a sale or disposition of all or substantially all of the Company's assets or a plan of liquidation or dissolution of the Company, unless in each case following the consummation of such transaction more than 70 percent of the combined voting power of Company Securities outstanding prior to such consummation will continue (as Company Securities or as securities of a successor entity) to be beneficially owned, directly or indirectly, by all or substantially all of the persons who were beneficial owners immediately prior thereto in substantially the same proportion; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, provided that any new director whose election or nomination for election by the holders of Company Securities was approved in advance by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period shall be considered as though such person were a director at the beginning of the period. "Company Securities" shall mean the Common Stock of the Company and the Exchangeable Shares of BMC taken together.

     The Combination was deemed a change in control under the definition of change in control in effect on the date of the Combination (see definition of change in control below). In connection with the change in control, Mr. Elers received certain change-in-control payments and benefits pursuant change-in-control agreements which were in effect at that time. Prior to the Combination, the Company had a severance agreement with Mr. Elers which generally provided that, in the event employment terminated (under the terms set forth below) as a result of a change in control of the Company, Mr. Elers would receive a cash payment equal to two times his annual compensation. This agreement provided that Mr. Elers would receive the payment as a result of involuntary termination within three years of the date of the change in control or voluntary termination during a 120-day period commencing 120 days following the date of the change in control. As a result of his voluntary termination of employment in the first quarter of 1997 following the Combination, the Company made a payment of $1,635,155 pursuant to Mr. Elers' agreement. This agreement also provided for continuation of group life, medical and dental insurance benefits for a period of 30 months after termination on the same contributory basis as such benefits are provided to active employees of the Company. In addition, the Amended and Restated 1994 Long-Term Incentive Plan (prior to being amended and restated) contained provisions whereby outstanding performance units became immediately payable at the target value of $1.00 per unit at the time of the change in control resulting in payments in July 1996 as set forth in the LTIP payouts column in the Summary Compensation Table. Options granted to Mr. Elers under the Company's 1985 Stock Option Plan and Amended and Restated 1994 Long-Term Incentive Plan also contained provisions for acceleration of vesting in the event of a change in control. Because all such options were vested on July 19, 1996, the date of the Combination, no acceleration of vesting took place. These agreements and plans also contained provisions for tax gross-up payments, if applicable, designed to make Mr. Elers whole against any excise or other tax above the rate ordinarily applicable that is occasioned by the change-in-control payments, pursuant to the provisions of Sections 280G and 4999 of the Code or otherwise. No such tax gross-up payment was made. In addition, after the change in control, the Company will be required to continue making premium payments until Mr. Elers reaches age 65 under the split-dollar life insurance program described above. Further, under the SERP, Mr. Elers became fully vested and received enhanced SERP benefits. For further information regarding split dollar and SERP benefits payable to Mr. Elers as a result of the change in control, see "Retirement Plan and Supplemental Agreements" above.
The definition of change in control in the foregoing agreements generally provided that such a change occurs if (i) a person or group becomes the beneficial owner of 30 percent or more of the Company's outstanding voting securities, (ii) a tender offer, merger or other business combination or a contested election results in a change in the composition of a majority of the Board of Directors, (iii) a merger or consolidation results in less than 70 percent of the outstanding voting securities of the surviving or resulting corporation being owned by former stockholders of the Company (other than parties to the merger or consolidation or their affiliates), (iv) a tender offer is consummated for 30 percent or more of the Company's outstanding voting securities or (v) the Company transfers all or substantially all of its assets to another corporation not a wholly-owned subsidiary of the Company.

                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee of the Board of Directors of the Company (the "Committee") has furnished the following report on the Company's executive compensation program. The report describes the Committee's compensation policies applicable to the Company's executive officers and includes a discussion of the specific relationship of corporate performance to executive compensation for 1997. The report also discusses the Committee's basis for the Chief Executive Officer's compensation for 1997 and corresponding criteria for such compensation. Mr. Bayer was appointed President and Chief Executive Officer of the Company on February 28, 1997 and was President and Co-Chief Executive Officer prior to that. Mr. Elers resigned as Co-Chief Executive Officer on February 28, 1997 but remained as the Company's non-executive Chairman of the Board. This report discusses the basis for Mr. Bayer's compensation in 1997 but does not discuss the basis for Mr. Elers' executive compensation in 1997 because the basis for Mr. Elers' 1997 compensation is discussed in the Committee's Report on Executive Compensation in the Company's Proxy Statement for the year ended December 31, 1996.

I.  COMPENSATION POLICIES

     The objectives of the Company's executive compensation policies are to provide its executives with a competitive total compensation package and to link compensation to the achievement of the long-term business objectives of the Company and the enhancement of stockholder value. The Committee also considers subjective factors in its evaluation of the performance of the Chief Executive Officer and senior executive officers, such as leadership, strategic vision and organization development efforts that result in strengthening efficiency, effectiveness and competitive advantage, which are considered critical to the achievement of long-term strategic objectives and the success of the Company.

     The Committee's focus on long-term objectives in setting the parameters of the Company's executive compensation program results from the long lead time factors inherent in the strategic decisions of an international precious metals company which produces primarily one commodity, gold. These long-term objectives include, among others, increasing reserves, annual production, stock price, and total return to stockholders, while maintaining low cash production costs.

II.  EXECUTIVE COMPENSATION COMPONENTS

     The Company's executive compensation program is composed of fixed and performance-based compensation. The fixed component is the executive officer's base salary, and the performance-based component is comprised of incentive bonuses, stock options and long-term performance units.

  BASE SALARY

     The Committee determines the annual base salary of the Chief Executive Officer and other senior executive officers based primarily on competitive salary rates for peer companies. With regard to senior executive officers' salaries other than the Chief Executive Officer, the Committee reviews comparative data concerning peer companies prepared by compensation consultants and, in making its determinations, takes into account the recommendations of the Chief Executive Officer. With regard to the Chief Executive Officer's salary, the Committee reviews similar survey information from compensation consultants as to peer group executives in a comparable position, but does not receive a recommendation from management. The comparative salary studies are performed both on the basis of the peer companies included in the gold peer index used in the five-year performance graph presented below and on the basis of companies included in published industry surveys. Base salary levels are generally targeted at the median level in relation to the peer group companies. Effective in August 1997, the Committee, after receiving advice and information from compensation consultants, approved a 2.9 percent increase in the base salary of Mr. Bayer, and increases ranging from 2.9 percent to 8.8 percent for other senior executive officers. After giving effect to the 1997 salary increases, the Committee believes, based on advice from compensation consultants, that the base salaries of the Chief Executive Officer and other senior executive officers are within the median range in relation to the peer group companies. The Committee generally considers and adjusts salary levels annually.

  1997 INCENTIVE BONUS PLAN

     During 1997, the Company adopted the 1997 Incentive Bonus Plan (the "Plan"), effective January 1, 1997. The Plan replaces the prior Executive Productivity Bonus Plan. Beginning in 1998, the Plan is intended to qualify bonuses as "performance-based" compensation for purposes of Section 162(m) of the Code so that the bonuses continue to be deductible by the Company without regard to the deduction limit otherwise imposed by Section 162(m). The Plan has been designed to meet Section 162(m) requirements for pre-established objective performance goals and Stockholder approval in connection with bonuses for 1998 and thereafter. The Plan is further described under "Proposal 2 -- Approval of the 1997 Incentive Bonus Plan." The Plan is not intended to qualify under
Section 162(m) for any bonuses paid for 1997.

     Under the Plan, the bonus period for bonuses which are payable in cash is the calendar year. Payment of bonuses under the Plan will be made as soon as practicable in the year following the bonus period once it is determined that the performance objectives for such period were achieved. Performance objectives for the Chief Executive Officer and the next four highest compensated officers (the "Restricted Officers") will be required to comply with the requirements of Section 162(m). The Committee is the plan administrator with respect to determining participation and performance objectives for the Restricted Officers in any given bonus period. Such determination will be made prior to the beginning of a bonus period or at such other time allowed by the Code. The Committee shall establish the performance objectives for the bonus period based on a relative or absolute measure of any one or more of the business criteria set forth in the Plan. For more information regarding such business criteria, see "Proposal Two -- Approval of the 1997 Incentive Bonus Plan." The Committee shall set forth the target level of performance, and bonus amounts will be based on actual performance compared to the target level. The maximum bonus payable under the Plan to any participant for any bonus period is one million dollars ($1,000,000). The Committee can, in its sole discretion, reduce the amount of any bonus.

     For 1997, the Committee established target award percentages for the executive officers at a range varying from 50 percent of base salary paid during 1997 for the Chief Executive Officer to 40 percent of base salary for the senior executive officers. Based on advice from compensation consultants, the Company believes these targeted amounts are generally at the median level in relation to annual bonuses for the peer group companies referred to above under Base Salary. The Committee established a Company threshold performance level based on the ratio of the Company's actual cash flow compared to its targeted cash flow. Once the threshold was met, the Company then considered the following additional performance objectives: gold production, reserve growth, safety, progress on projects and environmental performance. Based on the results of the Company's performance in 1997, the Committee has determined that the Company has met the threshold performance objective and attained the necessary additional performance objectives for the 1997 bonus period to make bonus awards under the Plan. Although the attainment of all performance targets was not required, all such performance targets were evaluated to determine the bonus awards actually made. The Committee's determination of the Chief Executive Officer's bonus is based on overall Company performance. With regard to the Company's senior executive officers, the Committee's determination of such officers' bonuses is based upon individual performance as well as overall Company performance. Bonuses paid to the Chief Executive Officer and to the listed senior executive officers are set forth in the Bonus column in the Summary Compensation Table.

  1994 LONG-TERM INCENTIVE PLAN

     The Amended and Restated 1994 Long-Term Incentive Plan ("LTIP") provides for awards designed to provide executives with incentives to achieve long-term business objectives of the Company. The LTIP provides for the grant of any or all of the following types of awards: stock options, stock appreciation rights and stock and cash awards including long-term performance unit awards. Payment of awards may be made in cash, Common Stock, Exchangeable Shares or combinations thereof, as determined by the Committee.

     The LTIP is administered by the Committee, which has authority (i) to select employees to receive awards, (ii) to determine the timing, form, vesting, amount or value and term of awards, and the conditions and limitations, if any, subject to which awards will be made and become payable and (iii) to interpret the LTIP and adopt rules, regulations and guidelines for carrying out the LTIP.

     The aggregate number of shares of Common Stock or Exchangeable Shares that may be awarded pursuant to the LTIP will not exceed 10,000,000, of which not more than 2,500,000 shares of Common Stock or Exchangeable Shares are available for awards other than stock options and stock appreciation rights granted at an exercise price not less than fair market value on the date of grant. Shares of Common Stock and Exchangeable Shares will count against the foregoing 10,000,000 and 2,500,000 share limits on an equal basis. See discussion of BMC's 1997 Long-Term Incentive Plan below. The number of shares of Common Stock or Exchangeable Shares that may be awarded pursuant to the LTIP is subject to adjustment upon the occurrence of certain events.

     In 1997, the Board of Directors adopted and the Stockholders approved changes to the LTIP which are designed to (i) allow certain awards to be deductible to the Company by meeting the requirements of qualified performance-based compensation under Section 162(m) of the Code, (ii) eliminate previously permitted tax gross-up payments relating to excise taxes pursuant to the parachute tax provisions of Section 4999 of the Code, (iii) allow the Committee to reduce awards to avoid payments that are not deductible to the Company under Section 280G of the Code or are subject to an excise tax under
Section 4999 of the Code, and (iv) clarify the creditor status of participants under the LTIP.

     In 1997, the Board of Directors of Battle Mountain Canada Ltd. adopted the Battle Mountain Canada Ltd. 1997 Long-Term Incentive Plan ("BMC LTIP"). The
BMC LTIP was adopted in order to provide stock based awards to Canadian based employees of the Company in Exchangeable Shares, which are Canadian securities traded on The Toronto Stock Exchange. See "Voting and Solicitation" for a discussion of the relationship between the Company's Common Stock and BMC's Exchangeable Shares. The BMC LTIP is intended to act as a Canadian "mirror" plan to the LTIP in connection with the Company's capital structure, which includes both Common Stock and Exchangeable Shares. The BMC LTIP was adopted to effect the intent of the LTIP to provide awards in Exchangeable Shares as reflected in the amendments and restatement of the LTIP approved by the Stockholders in connection with the Combination. Pursuant to legal advice that the Company could not issue Exchangeable Shares under the LTIP, a function reserved to the Company's affiliate BMC, the BMC LTIP was adopted. The aggregate number of Exchangeable Shares available for awards under the BMC LTIP is 2,500,000. Any award under the BMC LTIP will reduce the number of shares available for issuance under the LTIP. The Board of Directors of BMC administers the BMC LTIP. The procedure by which awards are granted under the BMC LTIP involves a recommendation by the Committee of an award to selected Canadian based employees to the Board of Directors of BMG. The Board of Directors of BMC then takes appropriate action.

  STOCK OPTION AWARDS

     On December 19, 1997, the Committee authorized a stock option grant to the Chief Executive Officer, senior executive officers and other key employees under the LTIP. The options were priced at the fair market value on the date of grant, and the options will vest 50% on the first anniversary of the grant date and 100% on the second anniversary of the grant date. The number of shares underlying the options was determined based on a target percentage of the executive's base salary at the date of grant and an estimated future value of the option. The target percentages were determined using the same competitive analysis as base salary and bonuses and, based on advice from compensation consultants, were generally at the median level compared to the peer group companies.

  LONG-TERM PERFORMANCE UNITS

     Long-term performance units may be granted under the LTIP in order to provide executive officers and key employees with incentives to achieve long-term objectives of the Company. The terms of the awards provide for the payment of a dollar value if the Company achieves specified long-term objectives during the course of a three-year performance period. Payments, if any, are made following the conclusion of the performance period.

     In 1997, the LTIP was amended to provide a single performance criteria in connection with the grant of long-term performance units based on the comparison of total stockholder return where the total stockholder return on the Common Stock is ranked against that of the common stock of the peer group companies named under "Stockholder Return Performance Presentation" below. The total stockholder return will be measured over a performance period from January 1, 1997 through December 31, 1999. The maximum amount payable to any individual for this performance period is for the Chief Executive Officer, $1,100,000; for any other officers, $500,000 and for other key employees, $350,000.

     Under the LTIP, units are granted every three years. The Committee approved a grant of units in 1997 for the performance period beginning January 1, 1997 and ending December 31, 1999. The number of units granted to the Chief Executive Officer and the senior executive officers is determined by formula. The Chief Executive Officer was granted a number of units which is equal to the dollar amount of 62.5 percent of his projected three-year salary. For senior executive officers, the number of units was based on 50 percent of their projected three-year salary. These percentages have been evaluated by the Company's compensation consultants based on a competitive analysis of manufacturing and services companies and the percentages have been determined to be generally at the median level. This is a different group of companies from that utilized for base salary and incentive bonus comparisons as a result of limited data available for long-term incentive compensation plans of the peer group companies.

     At the end of a performance period, the total stockholder return performance measure will be used to calculate a multiplier which, when multiplied by the number of performance units awarded to a participant, determines the dollar value of an award. The multiplier component is part of the plan design implemented with the assistance of the Company's compensation consultants. One-third of the dollar amount credited to the account of a participant will be paid to the participant as soon as practicable after the end of the performance period, with the balance paid equally over the next two years. Payments may be made in the form of cash, shares of Common Stock or a combination of cash and Common Stock, as determined by the Committee. The Chief Executive Officer's payout amount will be determined by the Committee on the same basis as the other participants.

     As a result of the Combination, outstanding performance units granted in July 1994 under the LTIP became immediately payable in July 1996 at the target value of $1.00 per unit pursuant to certain change-in-control provisions. See Summary Compensation Table and "Change-in-Control Arrangements" above. On June 30, 1995, a three-year performance period ended under the predecessor of the current plan. The performance measure for the period, originally established in 1992, was consolidated cash flow return on net capital employed in relation to business plan targets. Based on this performance measure, the Committee authorized a payout value of $1.418 per unit to be paid 50 percent in stock and 50 percent in cash in two annual installments. The payout amounts for the performance period ending in 1995 are shown in the 1995 LTIP Payouts column of the Summary Compensation Table. Messrs. Bayer, Atkinson, Baylis, Keyes and Haley were not participants during the three-year performance period ended June 30, 1995 or in connection with the grant of units in July 1994, and therefore received no payment thereunder.

III.  POLICY WITH RESPECT TO THE $1 MILLION DEDUCTIBILITY LIMIT

     Section 162(m) of the Code was enacted in 1993 and generally affects the Company's federal income tax deduction for compensation paid to the Company's Chief Executive Officer and four other highest paid executive officers. To the extent compensation is "performance-based" within the meaning of Section
162(m), the Section's limitations will not apply. In 1997, the Board of Directors adopted, and the Stockholders approved, amendments to and restatement of the LTIP to allow certain awards to be deductible to the Company by meeting the requirements of Section 162(m). The Committee has recommended to management that the performance criteria for the payment of awards under the Company's 1997 Incentive Bonus Plan for awards payable for 1998 and thereafter be structured so as to be exempt from the deductibility limit under Section 162(m). See "Proposal Two -- Approval of the Company's 1997 Incentive Bonus Plan." Awards under the 1997 Incentive Bonus
Plan for 1997 do not qualify for the performance-based exclusion. While the Company does not presently anticipate that the payment of compensation will be in excess of that which is deductible under Section 162(m) in the near term, the Committee has recommended the changes to the aforementioned plans to provide appropriate compensation when certain performance goals have been achieved, which compensation qualifies for deduction under Section 162(m).

IV.  SUMMARY

     The Committee believes, after receiving advice and information from compensation consultants, that the Company's executive compensation program is competitive with compensation programs of similarly situated companies and provides the Company's Chief Executive Officer and senior executive officers with the appropriate incentives to achieve the Company's long-term goals.

                                     COMPENSATION AND STOCK OPTION COMMITTEE

                                     William A. Wise (Chairman)
                                     Charles E. Childers
                                     Mary Mogford

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. McCutcheon is Counsel to the law firm of McCarthy Tetrault in Toronto, Ontario. His law firm was retained by Hemlo Gold in connection with the Combination, and the firm continues to perform legal services for BMC.

     John A. Keyes, the Company's Senior Vice President -- Operations, received an interest-free loan on his principal residence from Hemlo Gold in November 1995. The loan was subsequently replaced with an interest-free loan with the Company in November 1996. The largest amount outstanding under the loan during 1997 was $105,597, and as of February 28, 1998, $96,963 was outstanding.

     Noranda beneficially owned approximately 44 percent of Hemlo Gold's outstanding common stock prior to the consummation of the Combination. As a result of the Combination, Noranda became the Company's largest Stockholder. As of March 10, 1998, Noranda owned 65,242,526 Exchangeable Shares, or approximately 28.4 percent of the aggregate outstanding Shares of Common Stock and Exchangeable Shares.

     In connection with the Combination, the Company agreed to provide Noranda and Kerr Addison Mines Limited with registration rights under U.S. law and secondary cooperation rights under Canadian law with respect to its Exchangeable Shares and the Common Stock issuable in exchange therefor. These rights include up to five "demand" and an unlimited number of "piggyback" registrations. Noranda pays all of its underwriting discounts and commissions and fees of separate legal counsel. The Company pays all other expenses for the first demand registration and for any piggyback registrations that are not completed, with Noranda paying its pro rata share of expenses in other cases.

     The Company holds investments in affiliated companies of Noranda that at December 31, 1997 were carried on the Company's books at their cost of $12.4 million. The Company received dividends on these investments in the aggregate amount of $400,000 in 1997.

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The line graph set forth below represents a comparison of the yearly percentage change in the cumulative total stockowner return on the Common Stock with the (i) cumulative total return of the S&P 500 Index, and (ii) the Company's gold peer index (which includes Barrick Gold Corporation, Newmont Mining, Placer Dome Inc., Echo Bay Mines Ltd., Homestake Mining and TVX Gold). The line graph is based on the assumption that the value of the investment in Common Stock, the S&P 500 Index and the gold peer indices was $100 on December 31, 1992, and that all dividends were reinvested. The component companies in the peer group index are weighted according to their respective market capitalizations at the end of each year. Santa Fe Pacific Gold Corporation was dropped from the return calculation of the peer group, as a result of its being acquired during 1997, and replaced with TVX Gold.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            BATTLE MOUNTAIN GOLD, S&P 500 INDEX AND GOLD PEER INDEX

                  Assumes $100 Invested on December 31, 1992.

                                         1992       1993       1994       1995       1996       1997
                                       ---------  ---------  ---------  ---------  ---------  ---------
BMG..................................      100.0     198.89     217.09     168.66     137.11     115.61
S&P 500..............................      100.0     110.06     111.52     153.39     188.59     251.49
Peer Group...........................      100.0     190.39     155.44     178.59     177.12     110.24

                                  PROPOSAL TWO
              APPROVAL OF THE COMPANY'S 1997 INCENTIVE BONUS PLAN

     In 1993, the Code was amended by the addition of Section 162(m), which limits the tax deduction available to a company with respect to compensation paid to certain executive officers, unless the compensation qualifies as "performance based." The Board of Directors believes that in light of Section 162(m), it was desirable to adopt an incentive bonus plan to provide for objective performance goals, and to submit the plan for Stockholder approval. This would enable the executive's bonus to qualify as "performance based" compensation for purposes of Section 162(m), and thereby continue to be deductible by the Company without regard to the deduction limit otherwise imposed by such Section. The Board of Directors through its Compensation and Stock Option Committee (the "Committee" as used in this section) has adopted the 1997 Incentive Bonus Plan (the "Plan") and is submitting the Plan to the Stockholders for approval. The Plan is attached to this Proxy Statement as Appendix A. Approval of this proposal requires the affirmative vote of a majority of the Shares represented in person or by proxy and casting votes on the proposal at the Annual Meeting. Broker non-votes and abstentions will have no effect on the outcome of this proposal. If approved by Stockholders, although the Plan is effective as of January 1, 1997, for purposes of Section 162(m), the bonuses will qualify as "performance based" as of January 1, 1998.

     The following is a general summary of the 1997 Incentive Bonus Plan and is qualified in its entirety by the full text thereof which is attached to this Proxy Statement as Appendix A.

     PURPOSE. The purpose of the 1997 Incentive Bonus Plan is to increase incentives for employees to attain and maintain high standards of performance, to attract and retain employees of outstanding competence and ability, to stimulate the active interest of employees in the development and financial success of the Company, to further the aligning of interests of employees with those of the Stockholders and to reward employees for outstanding performance when certain objectives are achieved.

     ADMINISTRATION. The Plan Administrator will interpret the Plan, prescribe, amend, and rescind rules relating to it, select eligible participants, and take all other actions necessary for its administration, which actions will be final and binding upon all participants. The "Plan Administrator" means (1) the Committee with respect to determining participation and performance objectives for the Chief Executive Officer and the Company's four highest compensated officers other than the Chief Executive Officer ("Restricted Officers"); and
(2) subject to the Committee and the requirements of Section 162(m) of the Code, the Chief Executive Officer of the Company with respect to all other administration under the Plan.

     COMPLIANCE WITH SECTION 162(M). For Bonus Periods (the calendar year) beginning on or after January 1, 1998, the Plan will be administered to comply with Section 162(m) of the Code and regulations promulgated thereunder, and if any Plan provision is later found not to be in compliance with Section 162(m), the provision will be deemed modified as necessary to meet the requirements of
Section 162(m). Notwithstanding anything in the Plan to the contrary, the Plan Administrator, in its absolute discretion, may bifurcate the Plan so as to restrict, limit, or condition the applicability of any provision of the Plan to Restricted Officers without so restricting, limiting, or conditioning the Plan with respect to other participants.

     SELECTION OF PARTICIPANTS. For each Bonus Period, the Plan Administrator will determine in writing the participants who will be eligible to receive a bonus for such period. All employees of the Company (approximately 1,810 persons) are potentially eligible to participate in the Plan. For Bonus Periods beginning on or after January 1, 1998, the Plan Administrator will make such determination of participants prior to the commencement of the Bonus Period, or at such other time as permitted by Section 162(m) of the Code and regulations thereunder.

     PERFORMANCE OBJECTIVES.  For each Bonus Period:

        (a) With respect to all participants for the Bonus Period beginning January 1, 1997, and with respect to all participants other than Restricted Officers of Bonus Periods beginning January 1, 1998: (i) the Plan Administrator will establish the performance objectives before the bonus is paid; and (ii) the performance objective selected may be a relative or absolute measure of any one or more of the Business Criteria (discussed below), or may be one or more measures of individual employee performance, or may be a combination of these;

        (b) With respect to participants who are Restricted Officers for Bonus Periods beginning on or after January 1, 1998: (i) the Plan Administrator will establish the performance objective in writing prior to the commencement of the Bonus Period, or at such other time as permitted by Section 162(m) of the Code and regulations thereunder, and (ii) the performance objective selected shall be relative or absolute measure of any one or more of the Business Criteria; and

        (c) The performance objectives will, subject to Bonus Certification discussed below, state in terms of a formula the method for computing the amount of bonus payable to the participant. The formula will set the target level of performance required for the Performance Objective to determine whether the Performance Objective has been obtained. Under the formula, the bonus may vary in direct proportion to the level of performance of the Performance Goal as compared with the target. The formula may consist of alternative formulas, where the Plan Administrator may select one alternative before the bonus is paid.

     BUSINESS CRITERIA. The following Business Criteria may apply to a business unit, one or more separately incorporated entities, or the Company as a whole. The Business Criteria are (1) operating income, (2) net income, (3) pre-tax income, (4) debt reduction, (5) earnings per share, (6) safety, (7) cash flow, (8) return on investment, (9) return on capital, (10) revenue, (11) return on equity, (12) total shareholder return,
(13) return on assets, (14) gold production, (15) reserve growth, (16) environmental performance, and (17) progress on projects.

     BONUS CERTIFICATION. For Bonus Periods beginning on or after January 1, 1998, the Plan Administrator will certify in writing prior to payment of the bonus that the Performance Objective has been attained and the bonus is payable. With respect to Committee certification, approved minutes of the meeting in which the certification is made will be treated as written certification.

     MAXIMUM BONUS PAYABLE. The maximum bonus payable under the Plan to any participant for any Bonus Period is one million dollars ($1,000,000).

     DISCRETION TO REDUCE REWARDS. The Plan Administrator, in its sole and absolute discretion, may reduce the amount of any reward otherwise payable to a participant.

     ACTIVE EMPLOYMENT REQUIREMENT. A bonus will be paid for a Bonus Period only to a participant who is actively employed by the Company (or on approved vacation) throughout the Bonus Period and who is employed by the Company on the date the bonus is paid. To the extent consistent with the deductibility of awards under Section 162(m) of the Code and regulation thereunder, the Plan Administrator may in its sole discretion grant a bonus for the Bonus Period to a participant who is first employed or who is promoted to position eligible to become a participant under the Plan during the Bonus Period, who is transferred to or from a location where the Plan is in effect, who is on sick leave, family or medical leave (U.S.) or parental leave (Canada), or whose employment is terminated during the Bonus Period because of the participant's retirement with entitlement to immediate pension benefits under the Company's retirement plan, death, or because of total and permanent disability as that or a similar term is defined in the Company's generally applicable long-term disability insurance policy. In such cases of partial active employment, bonus will be based on salary paid during the Bonus Period.

     STOCKHOLDER APPROVAL. No bonus will be payable under the Plan to Restricted Officers for Bonus Periods on or after January 1, 1998, unless the Plan is disclosed to or approved by the Stockholders in accordance with Section 162(m) of the Code and regulations thereunder.

     AMENDMENT AND TERMINATION OF THE PLAN. The Committee may amend or terminate the Plan at any time, except that no amendment or termination shall be made which would impair the rights of any participant to a bonus which would be payable were the participant to terminate employment on the effective date of such amendment or termination, unless the participant consents to such amendment or termination.

     The following table sets forth the amounts that were paid out under the Plan for fiscal year 1997. It is not possible at this time to predict what amounts, if any, are to be paid out under the Plan for fiscal year 1998.

     NAME AND PRINCIPAL POSITION        DOLLAR VALUE ($)
-------------------------------------   -----------------
Ian D. Bayer
  President and Chief Executive
  Officer............................        123,859
Ian Atkinson
  Senior Vice
  President -- Exploration...........         59,452
Joseph J. Baylis
  Senior Vice President -- Corporate
  Development........................         45,168
John A. Keyes
  Senior Vice
  President -- Operations............         56,652
Stanford M. Haley
  Vice President -- Human
  Resources..........................         40,928
Karl E. Elers
  Former Chairman of the Board and
  Co-Chief Executive Officer.........         21,700
All executive officers as a group....        479,988
All non-executive directors as a
  group..............................              0
All non-executive employees as a
  group..............................        711,692

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THIS PROPOSAL.

                                 PROPOSAL THREE
                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee of the Board of Directors has approved and recommends the appointment of Price Waterhouse LLP as independent public accountants to conduct an audit of the Company's financial statements for the fiscal year ending December 31, 1998. Ratification of the appointment of the accountants is being sought in order to give Stockholders the opportunity to express their opinion on the matter. Ratification will require the affirmative vote of the holders of a majority of the votes cast. Accordingly, abstentions and broker non-votes will have no effect on the determination of the outcome of the vote. Should ratification not be obtained, the Board of Directors would expect to reconsider the appointment.

     Members of Price Waterhouse LLP are expected to attend the Annual Meeting and, if present, be available to answer appropriate questions which may be asked by Stockholders. Such members will also have an opportunity to make statements at the meeting if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THIS PROPOSAL.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3, 4 and 5 submitted to the Company during and with respect to 1997 and written representations from certain reporting persons that no Forms 5 were required from such persons, the Company believes that all of the directors and officers of the Company have timely filed their respective Forms 3, 4 or 5 required by Section 16(a) of the Securities Exchange Act during 1997.

                                 OTHER BUSINESS

     Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters to the extent permitted by applicable law and regulations. The discretionary authority includes matters which the Board of Directors does not know are to be presented at the meeting by others and any proposals of Stockholders omitted from the proxy material pursuant to Rule 14a-8 of the Securities and Exchange Commission.

                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the Company's 1999 annual meeting, and otherwise eligible, must be received by the Company (at the address indicated in the accompanying notice) no later than November 16, 1998, to be included in the Company's proxy material and form of proxy relating to that meeting.

                                          By Order of the Board of Directors

                                          Ian D. Bayer
                                          President and Chief Executive Officer

March 16, 1998

                                                                      APPENDIX A

                          BATTLE MOUNTAIN GOLD COMPANY
                           1997 INCENTIVE BONUS PLAN

     1. PURPOSE. The Battle Mountain Gold Company 1997 Incentive Bonus Plan is intended to increase incentives for employees to attain and maintain the highest standards of performance, to attract and retain employees of outstanding competence and ability, to stimulate the active interest of employees in the development and financial success of the Company, to further the identity of interests of employees with those of the Company's shareholders generally and to reward employees for outstanding performance when certain objectives are achieved.

     2. DEFINITIONS. As used herein, the terms set forth below shall have the following respective meanings:

          "Board" means the Board of Directors of Battle Mountain Gold
     Company.

          "Bonus" means the award payable under this Plan.

          "Bonus Period" means the calendar year beginning on or after the Effective Date with respect to which the Bonus is paid.

          "Business Criteria" means the business criteria listed in paragraph 7 of this Plan.

          "Committee" means the Compensation and Stock Option Committee of the Board, which shall be constituted at all times so as to meet the outside director requirements of Section 162(m) of the Code.

          "Company" means Battle Mountain Gold Company and its subsidiaries.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Effective Date" means January 1, 1997.

          "Participant" means, with respect to a Bonus Period, the employees of the Company selected by the Plan Administrator to be eligible to receive a Bonus for such Bonus Period as provided in paragraph 5 of this Plan, who may include Restricted Officers, other officers of the Company, and other employees of the Company.

          "Performance Objective" means the performance objective or objectives established pursuant to paragraph 6 of the Plan.

          "Plan" means the Battle Mountain Gold Company 1997 Incentive Bonus
     Plan.

          "Plan Administrator" means (1) the Committee with respect to determining participation and Performance Objectives for Restricted Officers; and (2) subject to the Committee and the requirements of Section 162(m) of the Code, the Chief Executive Officer of the Company with respect to all other administration under the Plan.

          "Restricted Officers" means the Chief Executive Officer of Battle Mountain Gold Company and its four highest compensated officers (other than the Chief Executive Officer) as defined in Treasury Regulation 1.162-27(c)(2).

     3. ADMINISTRATION. The Plan Administrator shall interpret the Plan, prescribe, amend, and rescind rules relating to it, select eligible Participants, and take all other actions necessary for its administration, which actions shall be final and binding upon all Participants.

     4. COMPLIANCE WITH SECTION 162(M). For Bonus Periods beginning on or after January 1, 1998, the Plan shall be administered to comply with Section 162(m) of the Code and regulations promulgated thereunder, and if any Plan provision is later found not to be in compliance with Section 162(m) of the Code, the provision shall be deemed modified as necessary to meet the requirements of Section 162(m) of the Code. Notwithstanding anything in the Plan to the contrary, the Plan Administrator, in its absolute discretion, may bifurcate the Plan so as to restrict, limit, or condition the applicability of any provision of the Plan to Restricted Officers without so restricting, limiting, or conditioning the Plan with respect to other Participants.

     5. SELECTION OF PARTICIPANTS. For each Bonus Period, the Plan Administrator shall determine in writing the Participants who shall be eligible to receive a Bonus for such Period. For Bonus Periods beginning on or after January 1, 1998, the Plan Administrator shall make such determination of Participants prior to the commencement of the Bonus Period, or at such other time as permitted by Section 162(m) of the Code and regulations thereunder.

     6.  PERFORMANCE OBJECTIVE.  For each Bonus Period:

          (a) With respect to all Participants for the Bonus Period beginning January 1, 1997, and with respect to all Participants other than Restricted Officers of Bonus Periods beginning January 1, 1998: (i) the Plan Administrator shall establish the Performance Objective before the Bonus is paid; and (ii) the Performance Objective selected may be a relative or absolute measure of any one or more of the Business Criteria, or may be any one or more measures of individual employee performance, or may be a combination of these.

          (b) With respect to Participants who are Restricted Officers for Bonus Periods beginning on or after January 1, 1998: (i) the Plan Administrator shall establish the Performance Objective in writing prior to the commencement of the Bonus Period, or at such other time as permitted by
     Section 162(m) of the Code and regulations thereunder; and (ii) the Performance Objective selected shall be a relative or absolute measure of any one or more of the Business Criteria.

          (c) The Performance Objective shall, subject to paragraph 8 below, state in terms of a formula the method for computing the amount of Bonus payable to the Participant. The formula shall set the target level of performance required for the Performance Objective to determine whether the Performance Objective has been attained. Under the formula, the Bonus may vary in direct proportion to the level of performance of the Performance Goal as compared with the target. The formula may consist of alternative formulas, where the Plan Administrator may select one alternative before the Bonus is paid.

     7. BUSINESS CRITERIA. The following Business Criteria may apply to a business unit, one or more separately incorporated entities, or the Company as a whole. The Business Criteria are:

Operating Income                       Net Income
Pre-Tax Income                         Debt Reduction
Earnings Per Share                     Safety
Cash Flow                              Return on Investment
Return on Capital                      Revenue
Return on Equity                       Total Shareholder Return
Return on Assets                       Gold Production
Reserve Growth                         Environmental Performance
Progress on Projects

The above terms shall have the same meaning as in the Company's financial statements, or if the terms are not used in the Company's financial statements, as applied pursuant to generally accepted accounting principles, or as used in the industry, as applicable.

     8. BONUS CERTIFICATION. For Bonus Periods beginning on or after January 1, 1998, the Plan Administrator shall certify in writing prior to payment of the Bonus that the Performance Objective has been attained and the Bonus is payable. With respect to Committee certification, approved minutes of the meeting in which the certification is made shall be treated as written certification.

     9. MAXIMUM BONUS PAYABLE. The maximum Bonus payable under this Plan to any Participant for any Bonus Period shall be one million dollars ($1,000,000).

     10. DISCRETION TO REDUCE AWARDS. The Plan Administrator, in its sole and absolute discretion, may reduce the amount of any award otherwise payable to a Participant.

     11. ACTIVE EMPLOYMENT REQUIREMENT. Except as provided below, Bonus shall be paid for a Bonus Period only to a Participant who is actively employed by the Company (or on approved vacation) throughout the Bonus Period and who is employed by the Company on the date the Bonus is paid. To the extent consistent with the deductibility of awards under Section 162(m) of the Code and regulations thereunder, the Plan Administrator may in its sole discretion grant a Bonus for the Bonus Period to a Participant who is first employed or who is promoted to a position eligible to become a Participant under this Plan during the Bonus Period, who is transferred to or from a location where this Plan is in effect, who is on sick leave, Family or Medical Leave (U.S.) or Parental Leave (Canada), or whose employment is terminated during the Bonus Period because of the Participant's retirement with entitlement to immediate pension benefits under the Company's retirement plan, death, or because of total and permanent disability as that or a similar term is defined in the Company's generally applicable long term disability insurance policy. In such cases of partial active employment, Bonus will be based on salary paid during the Bonus Period.

     12. PAYMENT OF BONUS. A Bonus shall be paid to the Participant for the Bonus Period as provided in this Plan. The Company shall pay the Bonus to the Participant in a single cash payment as soon as administratively practicable after the Bonus Period and after the Plan Administrator certifies that the Bonus is payable as provided in paragraph 8. In the event of the Participant's incompetency, the Company in its sole discretion may pay any Bonus to the Participant's guardian or directly to the Participant. In the event of the Participant's death, any Bonus shall be paid to the Participant's spouse or, if there is no surviving spouse, the Participant's estate. Payments under this paragraph shall operate as a complete discharge of the Plan Administrator and the Company. The Company shall deduct from any Bonus paid under the Plan the amount of any taxes required to be withheld by the federal or any state or local government.

     13. STOCKHOLDER APPROVAL. No Bonus shall be payable under this Plan to Restricted Officers for Bonus Periods on or after January 1, 1998, unless the Plan is disclosed to and approved by the shareholders of Battle Mountain Gold Company in accordance with Section 162(m) of the Code and regulations thereunder.

     14. LIMITATION OF RIGHTS. Nothing in this Plan shall be construed to (a) give any employee of the Company any right to be awarded any Bonus other than that set forth herein, as determined by the Plan Administrator; (b) give a Participant any rights whatsoever with respect to shares of common stock of the Company; (c) limit in any way the right of the Company to terminate an employee's employment with the Company at any time; (d) give a Participant or any other person any interest in any fund or in any specific asset or assets of the Company; or (e) be evidence of any agreement or understanding, express or implied, that the Company will employ an employee in any particular position or at any particular rate of remuneration.

     15. NONASSIGNMENT. The right of a Participant to the payment of any Bonus under the Plan may not be assigned, transferred, pledged, or encumbered, nor shall such right or other interests be subject to attachment, garnishment, execution, or other legal process.

     16. AMENDMENT OR TERMINATION OF THE PLAN. The Committee may amend or terminate the Plan at any time, except that no amendment or termination shall be made which would impair the rights of any Participant to a Bonus which would be payable were the Participant to terminate employment on the effective date of such amendment or termination, unless the Participant consents to such amendment or termination.

     17. GOVERNING LAW. The Plan shall be governed by the laws of the State of Texas.

     IN WITNESS WHEREOF, Battle Mountain Gold Company has caused this document, titled "Battle Mountain Gold Company 1997 Incentive Bonus Plan," to be
executed by its duly authorized officer on this      day of             , 199 .

                                          BATTLE MOUNTAIN GOLD COMPANY:
                                          By: __________________________________
                                                      STANFORD M. HALEY
                                               VICE PRESIDENT, HUMAN RESOURCES

                                     PROXY

                          BATTLE MOUNTAIN GOLD COMPANY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      ANNUAL MEETING OF STOCKHOLDERS TO BE HELD WEDNESDAY, APRIL 27, 1998

    The undersigned hereby appoints Greg V. Etter, Stan M. Haley and Jeffrey L. Powers, jointly and severally, proxies, with full power of substitution and with discretionary authority, to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock which the undersigned is entitled to vote at the 1998 annual meeting of stockholders of Battle Mountain Gold Company, or any adjournment or postponement thereof.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

    IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.
                                                      ---

                            (Continued and to be signed and dated on other side)

--------------------------------------------------------------------------------

1. Election of Directors

   FOR all nominees  [ ]     WITHHOLD AUTHORITY to vote  [ ]    EXCEPTIONS  [ ]
   listed below              for all nominees listed
                             below.

   Nominees: David W. Kerr, Mary Mogford, William A. Wise

  (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
   MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

   Exceptions __________________________________________________________________

2. Approval of the 1997 Incentive Bonus Plan.

                 FOR               AGAINST             ABSTAIN
                 [ ]                 [ ]                 [ ]

3. PROPOSAL TO RATIFY THE APPOINTMENT of Price Waterhouse LLP as the independent public accountants for the Company for 1998.

                 FOR               AGAINST             ABSTAIN
                 [ ]                 [ ]                 [ ]

4. In their discretion, the proxies are authorized to vote upon any other business as may properly come before the annual meeting.

                                                      Change of Address and/
                                                      or Comments Mark Here  [ ]

                                        (In signing as Attorney, Administrator,
                                        Executor, Guardian, Trustee or Corporate
                                        Officer, please add your title as such.)

                                        Date: __________________________________

                                        ________________________________________
                                               (Signature of Stockholder)

                                        ________________________________________
                                               (Signature of Stockholder)

                                         VOTES MUST BE INDICATED (X) IN    [X]
                                         BLACK OR BLUE INK.

SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE